Exhibit 99.l

Hansen Medical Reports Second Quarter and Six-Month 2013 Results

Company Reports 36% Increase in Quarterly Procedures and Eighth Consecutive Quarter of Procedure Growth

Hansen Medical Provides Updated Outlook for Full-Year 2013

MOUNTAIN VIEW, CA. – August 7, 2013 – Hansen Medical, Inc. (NASDAQ: HNSN), a global leader in intravascular robotics, today reported recent business highlights and financial results for the second quarter and six months ended June 30, 2013, updating certain preliminary second quarter 2013 results issued on July 23, 2013.

Recent Business Highlights

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Recently entered an agreement for a private placement of common stock and warrants exercisable for common stock of up to $93 million with certain investors including Oracle Investment Management, leading medical device executive Jack W. Schuler and certain members of the Company’s Board of Directors. Total gross proceeds to the Company from the initial sale of common stock and warrants will be approximately $39 million before deducting estimated offering expenses which are expected to be between $2.4 and $2.8 million, with the potential to yield up to an additional $54 million in proceeds if the warrants are fully exercised.

▪
Warrants exercisable for $14 million of common stock are subject to mandatory exercise following receipt by the Company of U.S. Food and Drug Administration (FDA) clearance of the Company’s 6F Magellan™ catheter which is anticipated in late 2013 or early 2014.

▪	The private placement has cleared all regulatory conditions to closing and is expected to fund by Friday, August 9, 2013.

●
Commercialized three systems in the quarter, bringing the total number of systems commercialized for the year to date ended June 30, 2013 to four.  The Company uses the term “commercialized” or “commercialization” to refer to revenue-generating transactions, including the conversion of evaluation units.

▪	Recognized revenue on 1 Sensei system shipped during the second quarter.
▪	Sold and shipped 1 Magellan system in the quarter, which will not be recognized as revenue in the second quarter.
▪	Converted 1 Magellan evaluation system to a monthly payment program effective April 1 through September 30, 2013, while the hospital continues to evaluate purchase of the system.

●	Advancing strong pipeline of robotic systems towards potential commercial transactions.
▪	Reiterate our outlook expecting the commercialization of a total of 14 to 17 Magellan and Sensei systems in 2013.

▪	Advanced discussions with multiple institutions in both the U.S. and Europe to become regional training and reference centers.

●	Over 200 vascular cases have now been performed to date using the Magellan system, demonstrating broad clinical utility in the peripheral vasculature.

●
Sold 875 catheters in the second quarter, up 24% year over year and up 48% sequentially. Consistent with the prior year, hospitals increased inventory levels in the second quarter, following a sequential decrease in the first quarter.

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Physicians performed an estimated 864 Hansen robotic procedures in the second quarter, up 36% year over year and 11% sequentially.  This is the eighth consecutive quarter of procedure growth; increasing full year procedure guidance to 3,200 to 3,400, from the Company’s previous expectation of 3,100 to 3,400, representing potential year over year growth of approximately 19% to 26%.

●
Successfully enrolled the first patients in the new study design of the Company’s ARTISAN-AF Trial, a pivotal clinical trial evaluating the use of the Company’s Artisan® family of Control Catheters with the Sensei X Robotic Catheter System for the treatment of Atrial Fibrillation. In May, the Company announced it had received conditional approval of the study from the FDA, which is expected to greatly facilitate enrollment in the trial and allow the Company to evaluate clinical endpoints in an expedited fashion.

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Secured certified compatibility between the Magellan system and Royal Philips' Allura interventional X-ray systems, which enables seamless coordination and integration of the Magellan system with Philips' most advanced live-image guidance systems for hospital and physician customers.

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Continued to showcase the benefits and broad clinical utility of the Magellan system at notable industry conferences, including the 2013 Vascular Annual Meeting® of the Society for Vascular Surgery in San Francisco, CA, the 8th Annual European Symposium of Vascular Biomaterials in Strasbourg, France, the EuroPCR 2013 Conference in Paris, France, and the 35th Annual Charing Cross International Symposium in London.

▪
Professor Jean-Pierre Becquemin, Professor Hicham Kobeiter, Professor P. Desgranges, and Dr. Frédéric Cochennec successfully utilized the Magellan system in three live complex endovascular cases at the EuroPCR 2013 Conference.

●
Further strengthened the Board of Directors with the recent appointments of Will Weinstein and Marjorie Bowen, as well as the appointment of Jack Schuler pending the close of the private placement agreement, bringing additional financial and industry expertise to the Board.

●	Second Quarter 2013 Financial Summary
▪	Generated revenue of $3.3 million in the second quarter, down 5% year over year.
▪	Held cash, cash equivalents and short-term investments of approximately $21.1 million at June 30, 2013, representing a quarterly cash burn of approximately $10.2 million.

Six Months 2013 Financial Summary

●	Generated year to date total revenue of $6.3 million, down 23% year over year.

▪	Shipped 6 robotic systems (4 Magellan systems and 2 Sensei systems); recognized revenue on 2 Sensei systems, as well as monthly rental income from the conversion of a Magellan evaluation system.
▪	Sold 1,467 catheters year to date, up 15% year over year.

●	Physicians performed an estimated 1,645 procedures year to date, up 29% year over year.

“We are encouraged by the progress we made during the first half of the year, and especially the strong procedure rates and growing utilization, which we believe are indicative of the value physicians and hospitals are deriving from intravascular robotics from Hansen Medical,” said Bruce Barclay, Hansen Medical’s President and Chief Executive Officer. “During the second quarter, we commercialized three robotic systems, delivered both record procedures and catheter sales and achieved our eighth consecutive quarter of procedure growth. Physicians have now performed over 200 clinical cases with the Magellan system and we remain excited about the breadth of clinical cases and positive experiences being generated.  Given the growing momentum exhibited in Q2, we are confirming our full-year 2013 outlook for the commercialization of a total of 14 to 17 robotic systems, and increasing our full year procedure guidance to 3,200 to 3,400, from our previous expectation of 3,100 to 3,400, representing potential year over year growth of approximately 19% to 26%.  This anticipated procedure growth would be the highest year over year growth since 2010.”

Mr. Barclay continued, “This growing business momentum is being supported by our enhanced financial position from the recently announced private placement of securities, which over the next two years could yield our Company gross proceeds of up to $93 million before expenses. We are very pleased to be securing this capital and believe this investment from our largest shareholders is reflective of the confidence they have in the long-term prospects of our business. We are gratified that this prestigious group of investors shares our vision for Hansen Medical’s future success with intravascular robotics.”

2013 Second Quarter Financial Results

Total revenue for the second quarter ended June 30, 2013 was $3.3 million compared to revenue of $3.5 million in the same period in 2012. During the second quarter, the Company recognized product revenue on one Sensei system and monthly rental income from a Magellan evaluation system, as well as on the shipment of 875 catheters. Catheter sales were up 24% compared to the second quarter of 2012 and up 48% sequentially. Further, an estimated 864 Hansen robotic procedures were performed in the quarter, an increase of 36% compared to the same quarter of the prior year, and up 11% sequentially.

Cost of revenues for the second quarter was $2.8 million. As a result, gross profit for the quarter was $576,000 or 17% of revenue, compared to gross profit of $753,000 or 21% of revenue, for the same period in 2012.

Research and development expenses for the second quarter were $4.5 million, compared to $4.6 million for the same period in 2012.  Current year research and development expenses were lower compared to the second quarter of 2012 due to reduced costs associated with our Magellan Robotic System and other product development initiatives of approximately $0.5 million, partially offset by increases of $0.4 million in clinical activities in the current quarter.

Selling, general and administrative expenses for the second quarter were $8.6 million, compared to $6.8 million for the same period of 2012. The net increase in the current quarter is primarily due to an increase of $1.2 million in legal expenses associated with the settlement of the securities class action lawsuit, patent filing expenses and other corporate matters, and $0.6 million due to development of our global sales organization and related marketing activities in the quarter.

Net loss for the second quarter was $13.4 million, or $0.20 per share, based on average shares outstanding of 67.6 million. This compares with a net loss for the second quarter of 2012 of $11.5 million, or $0.19 per share, based on average shares outstanding of 61.2 million. Net loss for the second quarter of 2013 included total non-cash stock compensation expenses of $1.3 million compared to $1.0 million in the second quarter of 2012.

Cash, cash equivalents and short-term investments as of June 30, 2013 were $21.1 million, compared to $31.3 million as of March 31, 2013, and $41.2 million as of December 31, 2012.  Cash burn in the quarter was $10.2 million compared to a cash burn of $9.9 million in the first quarter of 2013.

In light of the up to $93 million equity financing announced on July 31, the Company has deferred the close of the previously announced debt agreement with White Oak Global Advisors, LLC as it re-evaluates the Company’s long term capital requirements. The Company’s existing debt agreement with Oxford Finance LLC and Silicon Valley Bank remains in place.

Updated Full-Year 2013 Outlook

Hansen Medical continues to expect the commercialization of 14 to 17 total robotic catheter systems in 2013, and now anticipates total estimated procedures of between 3,200 and 3,400 during the year.  The Company continues to expect improvement in gross margins over 2012 levels based on current volume assumptions of product sales and increased efficiency from cost savings initiatives. Hansen Medical expects that operating expenses in the second half of 2013, excluding the $4.5 million litigation settlement charge recorded in the first quarter, will be less than operating expenses in the first half of 2013 even though the Company anticipates continuing to add resources to support the commercial launch of the Magellan system and the continuing adoption of the Sensei system.  Hansen Medical will continue to invest in new products in 2013, and the Company expects the commercial launch of its 6F Magellan catheter for use in smaller vessel, peripheral applications in late 2013 or early 2014.

Hansen Medical Conference Call

Company management will hold a conference call to discuss its second quarter 2013 results today, August 7, 2013, at 5:00 p.m. ET (2:00 p.m. PT).  Investors are invited to listen to the call live via the Internet using the link available within the "Investor Relations" section of Hansen Medical's website at www.hansenmedical.com.  Additionally, participants can dial into the live conference call by calling 877-941-4774 (480-629-9712 for international callers). An audio replay of the webcast will be available approximately one hour after the completion of the conference call through August 14, 2013, by calling 877-870-5176 (858-384-5517 for international callers) and entering the access code 4631444.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, is a global leader in intravascular robotics, developing products and technology designed to enable the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company's Magellan™ Robotic System, 9Fr Magellan™ Robotic Catheter and related accessories, which are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, have undergone both CE marking and 510(k) clearance and are commercially available in the European Union, and the U.S. In the European Union, the Company's Sensei® X Robotic Catheter System and Artisan® and Artisan Extend® Control Catheters are cleared for use during electrophysiology (EP) procedures, such as guiding catheters in the treatment of atrial fibrillation (AF), and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the U.S., the Company's Sensei X Robotic Catheter System and Artisan and Artisan Extend Control Catheters are cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in EP procedures. In the U.S., the Sensei X Robotic Catheter System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X Robotic Catheter System and Artisan and Artisan Extend Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including AF, have not been established. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words "plan," "expects," "potential," "believes," "goal," "estimate," "anticipates," “outlook,” “guidance,” and similar words. These statements are based on the current estimates and assumptions of the Company’s management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. Examples of such statements include statements regarding the expected closing of the Company’s private placement, anticipated range of the commercialization of the Company’s robotic systems, the range of estimated 2013 Hansen robotic procedures, expectations of the Company’s gross margins and operating expenses, the anticipated timing of FDA clearance for and commercial launch of a 6F vascular catheter, the pace of enrollment and evaluation of endpoints in the Company’s ARTISAN-AF Trial, the anticipated growth in Hansen Medical intravascular robotics technology for EP and vascular applications, and the potential benefits of the Magellan system for hospitals, patients and physicians. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: delays in the anticipated closing and funding of the private placement of shares and warrants; engineering, regulatory, manufacturing, sales and customer service challenges in developing new products and entering new markets; the commercial viability of the Company’s products in the electrophysiology and vascular markets; potential safety and regulatory issues that could slow or suspend the Company’s sales; the effect of economic conditions on capital spending by potential customers; the uncertain timelines for the sales cycle for newly introduced products; the rate of adoption of the Company’s systems and the rate of use of catheters; the scope and validity of intellectual property rights applicable to the Company’s products; competition from other companies; the Company’s ability to recruit and retain key personnel; the Company’s ability to maintain adequate internal controls over financial reporting; the Company’s ability to manage expenses and cash flow, and obtain additional financing; and other risks more fully described in the "Risk Factors" section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 10, 2013 and the risks discussed in the Company’s other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. The Company undertakes no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design (Logo), Hansen Medical (with Heart Design), Sensei, Artisan, Artisan Extend and Lynx are registered trademarks, and Magellan is a trademark of Hansen Medical, Inc. in the United States and other countries. Philips and Allura are trademarks of Royal Philips in the United States and other countries.

Investor Contacts:	FTI Consulting, Inc.
Peter J. Mariani	Brian Ritchie
Chief Financial Officer	212.850.5683
Hansen Medical, Inc.	brian.ritchie@fticonsulting.com
650.404.5800
John Capodanno
212.850.5705
john.capodanno@fticonsulting.com

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HANSEN MEDICAL, INC.

Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenues:
Product	$2,034	$2,227	$3,660	$5,508
Service	1,309	1,308	2,634	2,681
Total revenues	3,343	3,535	6,294	8,189
Cost of revenues:
Product	2,108	2,239	3,967	5,710
Service	659	543	1,282	994
Total cost of revenues	2,767	2,782	5,249	6,704
Gross profit	576	753	1,045	1,485
Operating expenses:
Research and development	4,478	4,562	8,590	8,860
Selling, general and administrative	8,597	6,769	16,015	14,128
Loss on settlement of litigation	—	—	4,500	—
Total operating expenses	13,075	11,331	29,105	22,988
Loss from operations	(12,499)	(10,578)	(28,060)	(21,503)
Other expense, net	(932)	(898)	(2,520)	(1,784)
Loss before income taxes	(13,431)	(11,476)	(30,580)	(23,287)
Income tax expense	(15)	—	(53)	—
Net loss	$(13,446)	$(11,476)	$(30,633)	$(23,287)
Basic and diluted net loss per share	$(0.20)	$(0.19)	$(0.45)	$(0.38)
Shares used to compute basic and diluted net loss per share	67,615	61,209	67,456	60,853

HANSEN MEDICAL, INC.

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2013	December 31, 2012
Assets
Cash, cash equivalents and short-term investments	$21,075	$41,173
Accounts receivable, net	4,383	5,235
Inventories	11,100	9,134
Deferred cost of revenues	603	167
Prepaids and other current assets	1,701	1,765
Property and equipment, net	4,617	6,040
Other assets	750	578
Total assets	$44,229	$64,092

Liabilities and Stockholders’ (Deficit) Equity
Liabilities:
Accounts payable	$4,779	$3,056
Deferred revenue	3,161	2,770
Debt	29,566	29,417
Other liabilities	9,175	4,110
Total liabilities	46,681	39,353
Stockholders’ (deficit) equity	(2,452)	24,739
Total liabilities and stockholders’ equity	$44,229	$64,092